Exhibit 99.2

July 10, 2009

Given the new organizational structure announced in January 2009 and the reformatted Quarterly Financial Data Supplement, we have re-mapped historical revenue marks to match the new disclosure. This re-mapping document is intended to assist the historical analysis process.

If you have any questions, please do not hesitate to contact us at (212) 559-2718 or at investorrelations@citi.com.

Thank you.

Revenue Marks ($, MM)

	3Q’07	4Q’07	1Q’08	2Q’08	3Q’08	4Q’08	1Q’09
Write-downs on sub-prime related direct exposures(1)
Special Asset Pool	(1,831)	(16,481)	(5,912)	(3,395)	(394)	(4,582)	(2,296)
Total	(1,831)	(16,481)	(5,912)	(3,395)	(394)	(4,582)	(2,296)

Monoline Credit Value Adjustment (CVA)
Special Asset Pool	—	(936)	(1,491)	(2,428)	(920)	(897)	(1,090)
Total	—	(936)	(1,491)	(2,428)	(920)	(897)	(1,090)

Write-downs on highly lev’d finance commitments(2)
Special Asset Pool	(1,352)	(135)	(3,078)	(428)	(792)	(594)	(247)
Total	(1,352)	(135)	(3,078)	(428)	(792)	(594)	(247)

Write-downs on Alt-A mortgages(3), (5)
Securities and Banking	—	—	(216)	(48)	(221)	(252)	13
Special Asset Pool	—	—	(799)	(277)	(932)	(1,067)	(503)
Total	—	—	(1,015)	(325)	(1,153)	(1,319)	(490)

Mark to market on ARS(4)
Special Asset Pool	—	—	(1,457)	197	(166)	(306)	(23)
Total	—	—	(1,457)	197	(166)	(306)	(23)

Write-downs on CRE(5)
Securities and Banking	—	—	(18)	(65)	130	223	102
Brokerage and Asset Management	—	—	31	(4)	(64)	(154)	(155)
Special Asset Pool	—	—	(586)	(476)	(585)	(1,060)	(232)
Total	—	—	(573)	(545)	(519)	(991)	(285)

Write-downs on SIVs
Special Asset Pool	—	—	(212)	11	(2,004)	(1,064)	(47)
Total	—	—	(212)	11	(2,004)	(1,064)	(47)

CVA on Citi Liabilities at Fair Value Option
Securities and Banking	194	512	1,279	(228)	1,526	1,748	197
Special Asset Pool	—	—	—	—	—	233	(18)
Total	194	512	1,279	(228)	1,526	1,981	179

Derivatives CVA(6)
Securities and Banking	(44)	134	(176)	55	1,172	(4,363)	2,426
Special Asset Pool	41	(78)	(102)	52	(64)	(945)	313
Total	(3)	56	(278)	107	1,108	(5,308)	2,739

PE & Equity Inv.(6),(7)
Securities and Banking	28	168	(64)	(6)	(50)	(257)	(62)
Brokerage and Asset Management	52	46	4	(18)	(74)	(330)	(93)
Special Asset Pool	190	360	(133)	201	(356)	(1,490)	(1,024)
Total	270	574	(193)	177	(480)	(2,077)	(1,179)

Gross Revenue Marks
Securities and Banking	178	814	805	(292)	2,557	(2,901)	2,676
Brokerage and Asset Management	52	46	35	(22)	(138)	(484)	(248)
Special Asset Pool	(2,952)	(17,270)	(13,770)	(6,543)	(6,213)	(11,772)	(5,167)
Total	(2,722)	(16,410)	(12,930)	(6,857)	(3,794)	(15,157)	(2,739)

Non-credit Accretion(6)
Special Asset Pool	—	—	—	—	—	190	541
Total	—	—	—	—	—	190	541

Net Revenue Marks
Securities and Banking	178	814	805	(292)	2,557	(2,901)	2,676
Brokerage and Asset Management	52	46	35	(22)	(138)	(484)	(248)
Special Asset Pool	(2,952)	(17,270)	(13,770)	(6,543)	(6,213)	(11,582)	(4,626)
Total	(2,722)	(16,410)	(12,930)	(6,857)	(3,794)	(14,967)	(2,198)

(1)	Net of impact from hedges against direct subprime ABS CDO super senior positions.
(2)	Net of underwriting fees.
(3)	Net of hedges.
(4)	Excludes write-downs of $306 million in 3Q’08 and $87 million in 4Q’08 arising from the ARS legal settlement.
(5)	Excludes positions in SIVs.
(6)	Item not included in summary of marks prior to 1Q’09.
(7)

PE & Equity Inv. revenue marks associated with Nikko Cordial Securities and Nikko Citi Holdings of (118) in 3Q’07, (37) in 4Q’07,(160) in 1Q’08, 73 in 2Q’08, 10 in 3Q’08, (404) in 4Q’08, and (61) in 1Q’09 were moved to Discontinued Operations.

Re-formatted totals may not match historicals due to rounding.
Reclassified to conform to the current period’s presentation.